UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 30, 2011

KIWIBOX.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 38thStreet, Suite 1602, New York, New York 10018
(Address of principal executive offices) (Zip Code)

(212) 239-8210
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02  Unregistered Sale of Equity Securities
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2011, pursuant to the previously announced signing of a Letter of Intent contained in its Form 8-K filed with the Commission on November 30, 2010, Registrant signed and consummated the transactions described in a certain Limited Partner’s Interest and Share Purchase Agreement, dated September 30, 2011 (the “Acquisition Agreement”), by and among Jens Kammerer and Benjamin Roth, as Sellers, and Registrant as purchaser, pursuant to which Registrant acquired all of the Sellers’ limited partner’s interests in KWICK! Community GmbH & Co. KG, a private German limited partnership (“KG”), and all of their shares of its general partner, KWICK! Community Beteiligungs GmbH (“GmbH”, with KG and GmbH sometimes collectively referred to as “Kwick”). Pursuant to the terms of the Acquisition Agreement, Registrant acquired all of Seller’s right, title and interest in and to all of the assets and properties, tangible and intangible, owned, held or used in connection with Kwick’s social network business, located in the Federal Republic of Germany. Pursuant to the Acquisition Agreement, Registrant will pay a purchase price of 7.1 million Euros, or approximately $10,000,000, payable, 2.5 million Euros which was paid at the closing, 2.3 million Euros three months thereafter, with a third payment comprised of a 1.6 million Euros payment to the sellers and 700,000 Euros payable into escrow, six moths thereafter. Provided that Kwick’s revenues during each of the 12-month periods ending June 30, 2012 and 2013 do not decrease more than 10% below revenues generated at June 30, 2011, all of the 700,000 Euros held in escrow will be released to the sellers, provided, however, that if revenues do decrease below such threshold for either of the 2012 or 2013 12-month periods, $350,000 Euros for each such 12-month period of decline shall be released to Registrant.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02  Unregistered Sale of Equity Securities

As set forth in Item 2.01 above, in connection with the closing of the Acquisition Agreement, Registrant paid 2.5 million Euros to the Sellers on September 30, 2011. Registrant borrowed these funds from three private, non-affiliate lenders, issuing each a demand convertible promissory note, accruing interest at 10% and convertible into restricted common shares at the conversion rate equal to fifty percent of the average trading price of the common shares of the Registrant during the 10-trading day period immediately prior to receipt of a notice of conversion. These convertible notes, as well as the common shares into which the principal and interest may be converted, are issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2), the private offering exemption.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As provided in the Acquisition Agreement, Registrant signed employment agreements with Jens Kammerer and Benjamin Roth, the sellers, who agreed to continue to serve as the Chief Executive Officer and Chief Technology Officer, respectively, of KG for the terms of their employment agreements, until June 30, 2016, in the case of Mr. Kammerer, and June 30, 2014, in the case of Mr. Roth. In addition to their base salaries, Mr. Kammerer and Mr. Roth have the right to earn an approximate $100,000 bonus, payable in Registrant’s common shares, for each 12-month period following the closing during which the amount of Member profiles increase by at least 30%. The Company may terminate the employment agreement with either at any time without cause, provided as the Company pays their respective base salaries for the remaining terms of their respective agreements. Alternatively, Registrant may terminate their employment, without further obligations to pay them, for cause and if Kwick’s revenues during each of the 12-month periods ending June 30, 2012 and 2013 decrease more than 10% below revenues generated at June 30, 2011. Each of Messrs. Kammerer and Roth are subject to employment and post-employment non-compete covenants. Messrs. Kammerer and Roth founded Kwick in 1999 and have devoted all of their respective professional business efforts to its growth since inception.

Item 9.01  Financial Statements and Exhibits.

(a)  Financial Statements for Businesses Acquired.

The financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed on this initial Current Report on Form 8-K.  Instead, financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)  Pro Forma Financial Information.

The pro forma financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed on this initial Current Report on Form 8-K.  Instead, the pro forma financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(b)(2) of Form 8-K.

(d)  Exhibits.

Exhibit Number	Description
99.1
Press Release dated October 4, 2011, announcing Kiwibox.Com, Inc.’s consummation of the acquisition of KWICK! Community GmbH & Co. KG, a private German limited partnership (“KG”), and all of the shares of its general partner, KWICK! Community Beteiligungs GmbH, pursuant to the Limited Partner’s Interest and Share Purchase Agreement, dated September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIWIBOX.COM, INC.

	By:	/s/ Craig Cody
Craig Cody
Chief Financial Officer

Date: October 4, 2011